Exhibit 99.1

In the first quarter, we continued our research efforts at Dana Farber under the direction of Dr. Ken Anderson, who was the PI for MLNM’s Velcade. We are quite pleased with Ken’s research on GCS-100 to date. Based on current data and recent conversations with Dr. Anderson and Dr. Richardson, we are working toward initiating clinical trials in multiple myeloma later this year at Dana Farber.

Two of our scientific and medical colleagues and I will travel to London next week to meet with Dr. Finbarr Cotter to meet some of his colleagues to discuss possible clinical trials in other blood borne cancers. These discussions are brought about due to the encouraging preclinical data Dr. Cotter generated on GCS-100 over the past year.

Looking ahead at our clinical trial program, first we initiated the phase I trial to enroll patients with solid tumors to determine the maximum dose that can be given in Phase II trials.

We’re currently planning a clinical trial to begin later in 2004 that will enroll multiple myeloma patients. As I mentioned earlier, we expect this trial to be conducted at Dana Farber with Dr. Ken Anderson and his colleagues.

We plan to request Fast Track designation by early 2005.

In the first or second quarter of 2005, we also plan to begin a phase II trial in a solid tumor indication.

The indication will be based on results from the current phase I trial, previous clinical trials and additional research conducted during the remainder of 2004.

Assuming positive data from the multiple myeloma trial, we plan to initiate pivotal clinical trials for multiple myeloma in 2005.

Our target is to begin filing the NDA in late 2006 from the multiple myeloma pivotal trials for possible approval in late 2007.